Filed Pursuant to Rule 424(b)(3)
SEC File No. 333-41652

PROSPECTUS SUPPLEMENT DATED MAY 10, 2007

TO

REOFFER PROSPECTUS DATED JULY 18, 2000

125,000 Shares (as adjusted)

AMPEX CORPORATION

Class A Common Stock

This prospectus supplement supplements the information set forth under the caption “Selling Security Holders” in the reoffer prospectus dated July 18, 2000 (the “Prospectus”), which was filed with the Commission as part of the Form S-8 Registration Statement on July 18, 2000, as amended by Post-Effective Amendment No. 1 to Form S-8 Registration Statement filed on September 28, 2006 (File No. 333-41652). This prospectus supplement should be read in conjunction with the Prospectus and is qualified in its entirety by reference to the Prospectus, except to the extent that the information contained herein supersedes the information contained in the Prospectus. Capitalized terms used and not defined herein have the meanings given to them in the Prospectus.

The following table sets forth certain information about the beneficial ownership of Class A Stock by the selling stockholders as of May 10, 2007, and the maximum number of shares of Class A Stock that may be offered and sold by them from time to time pursuant to the Prospectus and this prospectus supplement. As of May 10, 2007, we had 3,890,506 shares of Class A Stock outstanding, and no shares of any other class of our securities outstanding.

Unless otherwise indicated, the stockholders named below have sole voting and investment power with respect to all shares shown as beneficially owned by them. An asterisk denotes beneficial ownership of less than 1% of the class of securities indicated.

	Shares Beneficially Owned Prior to the Offering			Shares to be sold in Offering		Shares Beneficially Owned After the Offering
	Number		Percent			Number	Percent
Douglas T. McClure, Jr.,	6,125	(1)	*	1,000	(2)	5,125	*
Director

Peter Slusser,	4,625	(1)	*	1,000	(2)	3,625	*
Director

William A. Stoltzfus, Jr.,	2,175	(1)	*	1,000	(2)	1,175	*
Director

(1)	Includes 1,000 restricted shares issued under the Company’s 2000 Stock Bonus Plan, as amended (the “Bonus Plan”), which will vest on the date of Company’s 2007 Annual Meeting of Stockholders (the “Annual Meeting”) currently scheduled for May 18, 2007; and 1,000 shares subject to outstanding options granted under the Company’s 1992 Stock Incentive Plan, as amended, all of which are currently exercisable or will become exercisable within 60 days of May 10, 2007. The selling stockholders have no investment power over the restricted shares until the vesting date.

(2)	Represents restricted shares issued under the Bonus Plan. These shares will not vest until the date of the Annual Meeting and, accordingly, the selling stockholders will not be able to sell any of the shares covered by this prospectus supplement until that date, at the earliest. After that date, the selling stockholders may sell all, a portion or none of their shares from time to time, as further described in the Prospectus.